ACCEL ENTERTAINMENT, INC.
SECOND AMENDED AND RESTATED LONG TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Accel Entertainment, Inc. Second Amended and Restated Long Term Incentive Plan, as amended from time to time (the “Plan”), Accel Entertainment, Inc. (the “Company”) hereby grants to the individual listed below (“you” or the “Participant”) the number of Performance-Based Restricted Stock Units (“PSUs”) set forth below in this Performance-Based Restricted Stock Unit Grant Notice (this “Grant Notice”). This award of PSUs (this “Award”) is subject to the terms and conditions set forth herein, in the Performance-Based Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan attached hereto as Exhibit B, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:
Date of Grant:	, 20	("Date of Grant")
Target Number of Stock Price PSUs (the “Stock Price PSUs”):
Target Number of TSR PSUs (the “TSR PSUs”):
Performance Goals and Vesting Schedule:

 Subject to the terms and conditions of the Agreement, the Plan and the other terms and conditions set forth herein, the PSUs shall vest according to the performance goals and vesting schedule set forth in Annex A hereto.

By accepting this Award, you agree to be bound by the terms and conditions of the Agreement, the Plan and this Grant Notice. You acknowledge that you have reviewed in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice.

In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by applicable law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, account statements, annual and quarterly reports and all other forms of communications) in connection with this Award. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents.

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IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, effective for all purposes as provided above.

ACCEL ENTERTAINMENT, INC.

By:
Name:
Title:

Signature Page

ANNEX A
PSU PERFORMANCE GOALS AND VESTING SCHEDULE

The actual number of PSUs earned by the Participant will be determined under the rules described below.

1.The Stock Price PSUs shall be eligible to vest based on the achievement of certain Stock Price Hurdles during the Measurement Period. The TSR PSUs shall be eligible to vest based on the Relative TSR as described below.

2.Definitions. For purposes hereof:

(a)“Cause” has the meaning set forth in any employment, severance, or other similar contract with the Participant, and if not defined therein, means (i) if the Participant is a party to an employment or service agreement with the Company and such agreement includes a definition of “cause,” the definition contained therein; or (ii) if no such agreement exists, or if such agreement does not define “cause” or a similar term, (a) the Participant’s material breach of this Agreement or any other written agreement between the Participant and the Company or an Affiliate or the Participant’s breach of any policy or code of conduct established by the Company or an Affiliate and applicable to the Participant; (b) the commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of the Participant; (c) the commission by the Participant of, or conviction or indictment of the Participant for, or plea of nolo contendere by the Participant to, any felony (or state law equivalent) or any crime involving moral turpitude; or (d) the Participant’s willful failure or refusal, other than due to disability, to perform the Participant’s obligations pursuant to this Agreement or any employment agreement with the Company or an Affiliate, as applicable, or to follow any lawful directive from the Company or any Affiliate, as determined by the Company; provided, however, that if the Participant’s actions or omissions as set forth in this clause (d) are of such a nature that the Company determines they are curable by the Participant, such actions or omissions must remain uncured 30 days after the Company has provided the Participant written notice of the obligation to cure such actions or omissions.

(b)“CIC Qualifying Termination” means (i) the termination of the Participant’s employment or service by the Company without Cause, by the Participant for Good Reason, or due to the Participant’s death or (ii) the Participant’s Disability, in each case within the 12-month period following a Change in Control.

(c)“Disability” has the meaning set forth in any employment, severance, or other similar contract with the Participant, and if not defined therein, means a physical or mental sickness or any injury which renders the Participant incapable of performing the services required of the Participant and which does or may be expected to continue for more than six months during any 12-month period.

(d)“Good Reason” has the meaning set forth in any employment, severance, or other similar contract with the Participant, and if not defined therein, means the Participant’s resignation within 90 days after any of the following events, unless the Participant consents to the applicable event: (i) a material decrease in the Participant’s base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company; (ii) a material decrease in (a) the Participant’s then-current title or position, or (b) authority or areas of responsibility as are commensurate with the Participant’s then-current title or position; (iii) a relocation of the Participant’s principal work location to a location more than 50 miles from the Participant’s then-current principal location of employment; or (iv) a material breach by the Company or any Affiliate of this Agreement or any material agreement between the Participant, the Company or any Affiliate. Notwithstanding the foregoing, any assertion by the Participant of a termination for Good Reason will not be effective unless and until the Participant has: (x) provided the Company or any Affiliate, within 60 days of the Participant’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such Good Reason event; and (y) provided the Company or any of its subsidiaries with an opportunity to cure the same within 30 days after the receipt of such notice.

(e)“Measurement Period” means the three-year period beginning on January 1, 20__ and ending on December 31, 20__.

(f)“Peer Group” means the companies included in the Russell 3000 Index.

(g)“Qualifying Termination” means (i) the termination of the Participant’s employment or service by the Company without Cause, by the Participant for Good Reason, or due to the Participant’s death or (ii) the Participant’s Disability, in each case other than within the 12-month period following a Change in Control. A termination of Participant’s employment upon the expiration of the term of any employment agreement with the Company following the Company providing advance written notice to not renew the term of such employment Agreement in accordance with the terms thereof shall be deemed to be a Qualifying Termination; provided that there does not exist grounds to terminate Participant’s employment for Cause at the time of such employment termination.

(h)“Relative TSR” means the percentile rank of the Company’s TSR among the TSRs of all members of the Peer Group, ranked in descending order, at the end of the Measurement Period (or on the date of a Change in Control or a Qualifying Termination, as applicable)

(i)“Stock” means the Company’s Class A-1 common stock.

(j)“Total Return Index” means the “Total Return” calculation (dividends reinvested) for the relevant company’s common stock as reported by Yahoo Finance or Bloomberg using the Total Return metric (or equivalent).

(k)“TSR” means the percentage change in the relevant company’s Total Return Index as reported by Yahoo Finance, Bloomberg, or another nationally recognized financial data provider, measured from the first trading day of the Measurement Period through the last trading day of the Measurement Period (or on the date of a Change in Control or Qualifying Termination, as applicable).

3.Stock Price Performance Goal. A number of Stock Price PSUs will vest at the end of the Measurement Period (except as set forth in Section 5 below) as set forth in the table below based on the achievement of certain stock price hurdles as set forth below (each, a “Stock Price Hurdle”) during the Measurement Period:

Stock Price Hurdle ($)	Payout as a % of Target
[INSERT STOCK PRICE HURDLES]	[INSERT PAYOUT PERCENTAGES]
[INSERT STOCK PRICE HURDLES]	[INSERT PAYOUT PERCENTAGES]
[INSERT TOP THRESHOLD STOCK PRICE HURDLE]	[INSERT PAYOUT PERCENTAGE CALCULATIONS ABOVE TOP THRESHOLD (NO MAX PAYOUT)]

Following the end of the Measurement Period, the Company will determine the highest Stock Price Hurdle achieved during the Measurement Period. A Stock Price Hurdle will be deemed achieved if the volume-weighted average of the trading price of the Stock (including reinvestment of dividends) over any 20 trading-day period ending on or prior to the last day of the Measurement Period (the “VWAP”) meets or exceeds the applicable Stock Price Hurdle at any point during the Measurement Period. The payout percentage used to determine the number of Stock Price PSUs that will vest will be based on linear interpolation between Stock Price Hurdles in the event that the highest VWAP during the Measurement Period falls between two Stock Price Hurdles.

Any Stock Price PSUs that have not vested pursuant to the terms of this Agreement (including as a result of not hitting the relevant Stock Price Hurdles (set forth above)) on or prior to the last trading day of the Measurement Period (or the date of a Change in Control or Qualifying Termination, as applicable) shall be forfeited on such date for no consideration.

4.TSR Performance Goal. The TSR PSUs will vest as set forth in the table below based on the Company’s Relative TSR for the Measurement Period:

Company v. Relative TSR Peer Group	Payout as a % of Target
Below the 25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
65th Percentile	150%
75th Percentile	200%

If the Relative TSR is below the 25th percentile, then none of the TSR PSUs shall vest. If the Relative TSR is equal to higher than the 75th percentile, then 200% of the target number of TSR PSUs shall vest. Linear interpolation, subject to rounding as applicable, will apply in the case the Relative TSR falls between the percentiles set forth above. Notwithstanding the foregoing, in the event the Company’s absolute TSR is negative, the payout will be capped at 100% of target number of TSR PSUs, regardless of whether the Relative TSR exceeds the 50th Percentile.

5.Change in Control and Termination of Employment.

(a)Unless otherwise provided in any employment, severance, or other similar contract with the Participant, none of the PSUs shall vest in the event of a termination of employment for any reason prior to the conclusion of the Measurement Period, other than in the case of the Participant’s Qualifying Termination or CIC Qualifying Termination.

(b)In the event the successor company or a parent or subsidiary thereof does not assume the PSUs in connection with a Change in Control (as defined in the Plan), the PSUs will vest in full upon the date of such Change in Control, as applicable, as follows (the level at which such PSUs vest in accordance with (i) and (ii) below, the “CIC Performance Level”):

(i)With respect to Stock Price PSUs, the greatest of (A) 100% of target, (B) the percentage payout associated with the highest Stock Price Hurdle achieved at any time prior to the Change in Control, and (C) the payout percentage associated with the price of the Stock as of the date of the Change in Control, without the application of any VWAP; and
(ii)With respect to TSR PSUs, the greater of (A) 100% of target and (B) the percentage payout associated with Relative TSR as of the date of the Change in Control based on the Change in Control price of the Stock.

For these purposes, the PSUs will be deemed to have been assumed if they are substituted or replaced with time-based restricted stock units (“Replacement RSUs”) following such Change in Control by the successor company or a parent or subsidiary thereof with the number of such Replacement RSUs determined based on the CIC Performance Level and which Replacement RSUs shall vest on the last day of the Measurement Period, generally subject to the Participant’s continued employment through such date. Notwithstanding the foregoing, in the event of a CIC Qualifying Termination prior the last day of the Measurement Period, the Replacement RSUs will vest in full. The Replacement RSUs shall also be subject to such adjustments thereto as the board of directors of the Company or the compensation committee thereof deems appropriate in connection with such Change in Control to reflect such Change in Control.

(c)In the event of a Qualifying Termination, a pro-rata number of PSUs calculated based on the number of completed months from the first day of the Measurement Period through the date of the Qualifying Termination shall vest as of the date of such Qualifying Termination as follows:

(i)With respect to Stock Price PSUs, the percentage payout associated with the highest Stock Price Hurdle achieved at any time prior to the date of the Qualifying Termination; and

(ii)With respect to the TSR PSUs, the percentage payout associated with Relative TSR as of the date of the Qualifying Termination.

(d)In the case of a Qualifying Termination or CIC Qualifying Termination, the accelerated vesting described in this Annex A will be conditioned on the Participant’s execution and non-revocation of a release of claims in a form acceptable to the Company within the 60-day period following such Qualifying Termination or CIC Qualifying Termination.

(e)Notwithstanding anything herein or in the Performance-Based Restricted Stock Unit Agreement, settlement of the Stock Price PSUs and the TSR PSUs shall occur, in all events, within the short-term deferral period specified in the Nonqualified Deferred Compensation Rules.

Exhibit A
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

This Performance-Based Restricted Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”) by and between Accel Entertainment, Inc., a Delaware corporation (the “Company”), and the Participant. Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1. Award. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the Company hereby grants to the Participant the number of PSUs set forth in the Grant Notice on the terms and conditions set forth in such notice, this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each PSUs represents the right to receive one share of Stock, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the PSUs have become vested in the manner set forth in the Grant Notice, the Participant will have no right to receive any Stock or other payments in respect of the PSUs. Prior to settlement of this Award, the PSUs and this Award represent an unsecured obligation of the Company.

2. Vesting of PSUs.

(a) The PSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice. Unless and until the PSUs have vested in accordance with such vesting schedule, the Participant will have no right to receive any dividends or other distributions with respect to the PSUs. Except in the event of a qualifying termination of employment as set forth in the Grant Notice, in the event of the termination of the Participant’s employment or engagement prior to the vesting of all of the PSUs, all unvested PSUs (and all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without consideration or notice. For the avoidance of doubt, in the event the Participant becomes a member of the Board, the Participant will be considered to have remained continuously employed or engaged by the Company provided that the termination of the Participant’s employment is effective as of the date the Participant becomes a member of the Board.

(b) Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 2 and any written employment agreement entered into by and between the Participant and the Company or an Affiliate, as applicable, the terms of such employment agreement shall control.

3. Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, the Participant holds PSUs granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of the number of shares of Stock related to the portion of the Participant’s PSUs that have not been settled as of such record date, such payment to be made on or within 60 days following the date on which such PSUs vest in accordance with Section 2. For purposes of clarity, if the PSUs (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited

PSUs. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.

4. Settlement of PSUs. As soon as administratively practicable following the vesting of PSUs pursuant to Section 2, but in no event later than 60 days after such vesting date, the Company shall deliver to the Participant a number of shares of Stock equal to the number of PSUs that become vested as of such vesting date. All shares of Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. In the event the Participant would otherwise become vested in a fractional portion of an PSU (a “Fractional PSUs”) based on the vesting terms set forth in Section 2, the Fractional PSU shall instead remain unvested until the final vesting date provided in the Grant Notice; provided, however, that if the Participant would otherwise vest in a subsequent Fractional PSUs prior to the final vesting date for the PSUs and such Fractional PSU taken together with a previous Fractional PSU that remained unvested would equal a whole PSU, then such Fractional PSUs shall vest to the extent they equal a whole PSU. Upon the final vesting date, the value of any Fractional PSUs shall be rounded up to the nearest whole PSU.

5. Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents or, if permitted by the Committee in its sole discretion, Stock, other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net exercise or the surrender of previously owned Stock, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be determined by the Committee and subject to any applicable Company policy that may be in effect from time to time, without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives for tax advice or an assessment of such tax consequences.

6. Non-Transferability. None of the PSUs, the Dividend Equivalents or any interest or right therein may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the PSUs have been issued, and all restrictions applicable to such shares have lapsed. Neither the PSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect against the Company and its Affiliates, except to the extent that such disposition is expressly permitted by the preceding sentence.

7. Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued, (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act or (c) the Company has attained from any regulatory body having jurisdiction the requisite authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder. As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance.

8. Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in the Plan or this Agreement.

9. Execution of Receipts and Releases. Any issuance or transfer of shares of Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to vested PSUs.

10. No Right to Continued Employment or Awards. Nothing in the adoption of the Plan, nor the award of the PSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment at any time. The grant of the PSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future.

11. Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

12. Entire Agreement; Amendment. This Agreement, the Grant Notice and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the PSUs granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

14. Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom this Award may be transferred by will or the laws of descent or distribution.

15. Clawback. Notwithstanding any provision in this Agreement, the Grant Notice or the Plan to the contrary, the Participant acknowledges and agrees that the terms and conditions set forth in the Accel Entertainment, Inc. Compensation Recovery Policy, adopted July 27, 2023(the “Clawback Policy”) are incorporated in this Agreement by reference. To the extent the Clawback Policy is applicable to the Participant, it creates additional rights for the Company with respect to this award of PSUs, Stock received upon the settlement of the PSUs, and other applicable compensation, including, without limitation, annual cash incentive compensation awards granted to the Participant by the Company. Notwithstanding any provisions in this Agreement to the contrary, any award of PSUs granted under the Plan, Stock received upon the settlement of PSUs granted under the Plan, and such other applicable compensation, including, without limitation, annual cash incentive compensation, will be subject to potential mandatory cancellation, forfeiture and/or repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company clawback or recoupment policy, including the Clawback Policy and any other policies that are adopted by the Company, whether to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting the award of PSUs under the Plan and pursuant to this Agreement, the Participant consents to be bound by the terms of the Clawback Policy, if applicable, and agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup the PSUs and Stock received upon the settlement of the PSUs, any gains or earnings related to the PSUs or Stock received upon the settlement of the PSUs, or any other applicable compensation, including, without limitation, annual cash incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under the Nonqualified Deferred Compensation Rules.

16. Severability. If a court of competent jurisdiction determines that any provision of this Agreement (or any portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of such provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect

17. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PSUs granted pursuant to this Agreement are intended to be exempt from the applicable requirements of the Nonqualified Deferred Compensation Rules and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the PSUs provided under this Agreement are exempt from or compliant with the Nonqualified Deferred Compensation Rules and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. The Participant’s employment shall terminate on the date that he or she experiences a “separation from service” as defined under the Nonqualified Deferred Compensation Rules.

18. Whistleblower Protection. Notwithstanding anything to the contrary in this Agreement, the Grant Notice or the Plan (or in any other agreement, contract or arrangement with the Company or any subsidiary or Affiliate, or in any policy, procedure or practice of the Company or any subsidiary or Affiliate (collectively, the “Arrangements”)): (a) nothing in the Arrangements or otherwise limits the Participant’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002), and (b) nothing in the Arrangements or otherwise prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purposes of clarity, the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

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Exhibit B
ACCEL ENTERTAINMENT, INC. SECOND AMENDED AND RESTATED LONG TERM INCENTIVE PLAN